Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Amendment #1 to the Registration Statement on Form F-1 of Dragon Victory International Limited of our report dated August 19, 2016 with respect to the consolidated financial statements of Dragon Victory International Limited as of March 31, 2016 and 2015 and for the year ended March 31, 2016 and the period from May 8, 2014 (Inception) to March 31, 2015.

For the purpose of the aforesaid Form F-1, we also consent to the reference of our firm as "Experts" under the Experts caption, which, in so far as applicable to our firm means accounting experts.

San Mateo, California	WWC, P.C.
November 4, 2016	Certified Public Accountants